EXHIBIT 99.1

The Community Financial Corporation Announces CEO Succession Plan

WALDORF, Md., Dec. 08, 2021 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today announced the appointment of James (“Jimmy”) M. Burke, President of the Company and the Bank, as President and Chief Executive Officer of both the Company and the Bank, effective August 31, 2022. After many years of dedicated service, William (“Bill”) J. Pasenelli, Chief Executive Officer of the Company and the Bank, will retire from those positions, and as a member of the Boards of Directors of the Company and the Bank, on that date.

“We are incredibly grateful to Bill for his 21 years of distinguished service to the Bank and the Company,” said Austin J. Slater, Jr., Chairman of the Boards of Directors of the Company and the Bank. “In his tenure as Chief Executive Officer, he has overseen a period of significant growth, particularly in our Virginia markets, the acquisition of County First Bank, the development of our relationship banking focus, significantly improved asset quality, earnings and expense management, and the expansion of the products and services that we offer our customers. In September 2021, the Company was also recognized by the Piper Sandler Bank & Thrift SM-ALL Stars Class of 2021 as one of the top-performing publicly traded small-cap banks and thrifts in the country. We believe that Bill and the management team have positioned the Company well for the future. We are confident that the management team, led by Jimmy, will continue to lead us forward. We could not be more pleased to appoint him as Bill’s successor. Jimmy joined the Bank in 2005 as Executive Vice President and Chief Risk Officer, was appointed President of the Bank in 2016 and President of the Company early in 2021, and was elected to the Company’s and the Bank’s Boards of Directors in 2021. The Board of Directors believes that Jimmy will continue to leverage the capabilities and efficiencies we have achieved to date, and pursue the strategic vision we have for the Company’s future. We are also pleased to announce that Jimmy and Bill, who have worked together for many years, and will continue to do so through and after Bill’s retirement. To this end, we have entered into a consulting arrangement with Bill that will take effect on August 31, 2022 and he has agreed to serve as a consultant to the Company through August 31, 2023. This is a win-win situation for all of us.”

Mr. Pasenelli noted, “I would like to thank the Board, our customers and most of all our dedicated employees. I am excited about retiring on a high note of record earnings and efficiency. It has been an honor to serve as CEO of such a dedicated group. I think that Jimmy will lead the Company to even greater success. The Board’s confidence in him is rightly placed.”

Mr. Burke said, “It has been an honor working with Bill Pasenelli for 16 years, and I look forward to continuing to work with Bill through his retirement date and his consulting period. I am honored by the trust that the Board of Directors has placed in me by appointing me to be our next Chief Executive Officer. I am excited to lead a very gifted management team that continually looks for opportunities to enhance our performance while remaining true to our community values. I look forward to continue working with our team, and all of our constituents, to execute our business strategy with a focus on increasing shareholder value.”

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.3 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Forward-looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in earnings, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

CONTACTS:

William J. Pasenelli, Chief Executive Officer
James M. Burke, President
888.745.2265